Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports a 43 Percent Increase in Adjusted Earnings Per Share
2007 Earnings Per Share Guidance Increased – Midpoint Reflects 39 Percent Growth
Record Third Quarter Cash Flow From Operations of $247 million

ST. LOUIS, October 24, 2007—Express Scripts, Inc. (Nasdaq: ESRX) announced third quarter net income of $142.9 million, or $0.56 per diluted share, which includes non-recurring charges totaling $0.04 per diluted share discussed below.  Excluding these charges, diluted earnings per share was $0.60, a 43 percent increase over $0.42 per diluted share for the same quarter last year.  All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 22, 2007.

The Company reported cash flow from operations of $247.0 million in the third quarter compared to $158.8 million for the same period last year.  During the quarter, Express Scripts repurchased 6.1 million shares of common stock for $313.6 million, and year to date, the Company has repurchased 23.1 million shares for $1,140.3 million.

“Our outstanding results demonstrate the power of aligning interests with plan sponsors and patients, which continues to fuel our success,” stated George Paz, president, chief executive officer and chairman.  “Our industry-leading generic utilization rate reached a record 62.2 percent this quarter, and demonstrates the success of our business model.”

“We are entering the next stage of alignment: enabling better health and value at the consumer level.  By unlocking value one member at a time, we are generating increased savings for our clients through lower-cost drugs and channels, and better health outcomes through improved therapy adherence.  As we deliver savings for our clients, we deliver stronger performance for our stockholders.”

Third Quarter Review
Total adjusted claims for the quarter were 123.9 million.  Retail network claims processed in the third quarter were 92.1 million, home delivery claims were 10.2 million, and Specialty and Ancillary Services (“SAAS”) claims were 1.2 million.

Gross profit for the third quarter increased 19 percent to $444.5 million from $374.3 million last year.  The increase reflects higher generic utilization and lower retail and home delivery drug purchasing costs.  Gross profit per adjusted claim was a record $3.59, a 20 percent increase over $2.99 for the same quarter last year.

During the third quarter, the Company recorded non-recurring charges of $18.5 million ($11.4 million net of tax), or $0.04 per diluted share in the SAAS segment, the majority of which pertained to a charge to bad debt expense resulting from the insolvency of a specialty distribution client.  Adjusted operating income, excluding these non-recurring charges, increased 36 percent to $279.1 million from $205.7 million last year.

Adjusted operating income for the SAAS segment decreased $1.3 million sequentially from $10.5 million in the second quarter to $9.2 million in the third quarter due to the infusion line of business.    The infusion line of business had an operating loss of $6.8 million for the quarter and $12.5 million for 9 months ended September 30, 2007.  The Company recently announced plans to close 6 under-performing infusion sites and reduce overhead to improve the operating performance of this line of business.  Concurrent with these changes, Express Scripts will evaluate the strategic fit of the infusion business in the Company’s product portfolio.

                Operating income for the PBM segment increased 39 percent to $269.9 million from $194.0 million last year reflecting higher generic utilization and lower retail and home delivery drug purchasing costs.  These same factors translated into strong EBITDA growth.  Adjusted EBITDA increased 32 percent to $302.3 million from $229.5 million last year and reached a record $2.44 per adjusted claim, a 33 percent increase over $1.84 last year.

2007 Earnings Guidance
As a result of the strong underlying trends in the overall business, the Company is raising its previous 2007 diluted earnings per share guidance from a range of $2.23 to $2.29 to a range of $2.28 to $2.32.  This guidance range excludes the non-recurring items identified in Tables 3 and 4 below.  In addition, cash flow from operations is expected to be in the upper half of the previous guidance range of $750 million to $850 million.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements include but are not limited to:
•
uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by various regulatory agencies and state attorneys general
•	changes in industry pricing benchmarks such as average wholesale price (“AWP”) and average manufacturer price (“AMP”) , which could have the effect of reducing prices and margins
•	increased compliance risk relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•
uncertainties regarding the Medicare Part D prescription drug benefit, including the financial impact  to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	our ability to continue to develop new products, services and delivery channels
•	our ability to maintain growth rates, or to control operating or capital costs
•
uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends or other factors
•	our ability to attract and retain qualified employees
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2007	2006	2007	2006

Revenues [1]	$4,519.0	$4,330.2	$13,658.9	$13,131.3
Cost of revenues [1]	4,074.5	3,955.9	12,344.9	12,048.8
Gross profit	444.5	374.3	1,314.0	1,082.5
Selling, general and administrative	183.9	168.6	539.7	500.8
Operating income	260.6	205.7	774.3	581.7
Other (expense) income:
Non-operating gains (charges), net	0.2	-	(18.6)	-
Undistributed loss from joint venture	(0.3)	(0.4)	(1.1)	(1.2)
Interest income	2.7	2.3	8.1	11.3
Interest expense	(31.3)	(26.4)	(79.1)	(70.6)
	(28.7)	(24.5)	(90.7)	(60.5)
Income before income taxes	231.9	181.2	683.6	521.2
Provision for income taxes	89.0	66.5	254.3	194.0
Net income	$142.9	$114.7	$429.3	$327.2

Basic earnings per share (“EPS”):	$0.56	$0.42	$1.63	$1.16

Weighted average number of common shares
outstanding during the period - Basic EPS	254.2	272.2	263.1	282.4

Diluted earnings per share:	$0.56	$0.42	$1.61	$1.14

Weighted average number of common shares
outstanding during the period - Diluted EPS	257.3	276.4	266.3	287.0

1 Excludes estimated retail pharmacy co-payments of  $909.4 million and $942.8 million for the three months ended September 30, 2007 and 2006, respectively, and $2,841.5 million  and $3,209.2 million  for the nine months ended September 30, 2007 and 2006, respectively.  These are amounts we instructed retail pharmacies to collect from members.  We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	September 30,	December 31,
(in millions, except share data)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$96.0	$131.0
Receivables, net	1,308.4	1,334.4
Inventories	158.8	194.6
Deferred taxes	113.3	90.9
Prepaid expenses and other current assets	19.6	21.2
Total current assets	1,696.1	1,772.1
Property and equipment, net	203.9	201.4
Goodwill	2,689.5	2,686.0
Other intangible assets, net	350.9	378.4
Other assets	43.6	70.2
Total assets	$4,984.0	$5,108.1

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,203.8	$1,275.7
Accounts payable	547.2	583.4
Accrued expenses	401.2	390.2
Current maturities of long-term debt	240.1	180.1
Total current liabilities	2,392.3	2,429.4
Long-term debt	1,740.3	1,270.4
Other liabilities	314.0	283.4
Total liabilities	4,446.6	3,983.2

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share;
and no shares issued and outstanding	-	-
Common stock, 1,300,000,000 shares authorized, $0.01 par value per share;
shares issued: 318,875,000 and 159,442,000, respectively;
shares outstanding: 252,044,000 and 135,650,000, respectively	3.2	1.6
Additional paid-in capital	550.4	495.3
Accumulated other comprehensive income	19.4	11.9
Retained earnings	2,446.4	2,017.3
	3,019.4	2,526.1
Common stock in treasury at cost, 66,831,000 and 23,792,000
shares, respectively	(2,482.0)	(1,401.2)
Total stockholders’ equity	537.4	1,124.9
Total liabilities and stockholders’ equity	$4,984.0	$5,108.1

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended
	September 30,
(in millions)	2007	2006
Cash flows from operating activities:
Net income	$429.3	$327.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	75.3	75.7
Non-cash adjustments to net income	52.3	44.4
Changes in operating assets and liabilities:
Claims and rebates payable	(72.0)	(178.8)
Other net changes in operating assets and liabilities	13.4	84.1
Net cash provided by operating activities	498.3	352.6

Cash flows from investing activities:
Purchases of property and equipment	(49.5)	(38.2)
Sale of marketable securities	34.2	-
Other	(0.6)	0.1
Net cash used in investing activities	(15.9)	(38.1)

Cash flows from financing activities:
Proceeds from long-term debt	700.0	-
Repayment of long-term debt	(120.1)	(80.1)
(Repayment of) proceeds from revolving credit line, net	(50.0)	200.0
Tax benefit relating to employee stock compensation	43.7	33.0
Treasury stock acquired	(1,140.3)	(906.8)
Net proceeds from employee stock plans	47.1	28.8
Deferred financing fees	(1.3)	(0.3)
Net cash used in financing activities	(520.9)	(725.4)

Effect of foreign currency translation adjustment	3.5	1.1

Net decrease in cash and cash equivalents	(35.0)	(409.8)
Cash and cash equivalents at beginning of period	131.0	477.9
Cash and cash equivalents at end of period	$96.0	$68.1

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	09/30/2007	06/30/2007	03/31/2007	12/31/2006	09/30/2006

Revenues
PBM	3,612.4	3,669.3	3,608.9	3,626.3	3,465.1
SAAS	906.6	931.1	930.6	902.4	865.1
Total consolidated revenues	4,519.0	4,600.4	4,539.5	4,528.7	4,330.2

Claims Detail
Network (1)	92.1	94.1	96.8	97.8	93.2
Home delivery	10.2	10.2	10.0	10.3	10.2
Total PBM claims	102.3	104.3	106.8	108.1	103.4
Adjusted PBM claims (2)	122.7	124.8	126.8	128.7	123.8
SAAS claims (3)	1.2	1.2	1.2	1.3	1.3
Total adjusted claims (4)	123.9	126.0	128.0	130.0	125.1

Per Adjusted Claim
Adjusted Gross profit	$3.59	$3.52	$3.26	$3.19	$2.99
Adjusted EBITDA	$2.44	$2.27	$2.11	$2.06	$1.84

Selected Ratio Analysis
Table 2

	As of	As of	As of	As of	As of
	09/30/2007	06/30/2007	03/31/2007	12/31/2006	09/30/2006

Debt to EBITDA ratio (6)	1.8x	1.8x	1.4x	1.6x	1.9x
EBITDA interest coverage (7)	10.7x	10.7x	10.2x	9.7x	9.4x
Operating cash flow interest coverage (8)	7.7x	7.2x	7.9x	6.9x	6.6x
Debt to capitalization (9)	78.7%	73.6%	51.4%	56.3%	62.7%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	09/30/2007	09/30/2006	09/30/2007	09/30/2006

Reported income before taxes	$231.9	$181.2	$683.6	$521.2
Transaction costs for terminated proposal to acquire Caremark, less special dividend received on Caremark stock
and gain on sale of Caremark stock	(0.2)	-	18.6	-
Settlement of contractual item with supply chain vendor	-	-	(9.0)	-
Non-recurring items, majority of which relates to bad debt charge				-
in specialty distribution line of business	18.5	-	18.5	-
Income before taxes excluding net non-recurring charges	250.2	181.2	711.7	521.2

Adjusted provision for income taxes	96.0	66.5	264.8	194.0

Net income excluding net non-recurring charges	$154.2	$114.7	$446.9	$327.2

Weighted average number of shares
outstanding during period - diluted	257.3	276.4	266.3	287.0

Diluted earnings per share excluding
net charges	$0.60	$0.42	$1.68	$1.14

Diluted earnings per share as reported	0.56	0.42	1.61	1.14

Impact of non-recurring items	$(0.04)	$-	$(0.07)	$-

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Earnings Guidance Forecast Excluding Non-recurring Items
Table 4

	For the year ended
	December 31, 2007

Earnings guidance range, including net non-recurring charges	$2.21	to	$2.25

Impact of non-recurring items per Table 3	0.07		0.07

Earnings guidance range, excluding net non-recurring charges	$2.28	to	$2.32

Calculation of Adjusted Operating Income and EBITDA
Table 5

	3 months	9 months
	ended	ended
	09/30/2007	09/30/2007
Operating Income, as reported	$260.6	$774.3
Settlement of contractual item with supply chain vendor	-	(9.0)
Non-recurring items, majority of which relates to bad debt charge
in specialty distribution line of business	18.5	18.5
Adjusted Operating Income	$279.1	$783.8

EBITDA, as reported (5)	$283.8	$849.6
Settlement of contractual item with supply chain vendor	-	(9.0)
Non-recurring items, majority of which relates to bad debt charge
in specialty distribution line of business	18.5	18.5
Adjusted EBITDA	$302.3	$859.1

The Company is providing adjusted operating income and EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2) PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.

(3) Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(4) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(5) The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended September 30,		9 months ended September 30,
	2007	2006	2007	2006
Net income	$142.9	$114.7	$429.3	$327.2
Income taxes	89.0	66.5	254.3	194.0
Depreciation and amortization *	23.2	23.8	75.3	75.7
Interest expense, net	28.6	24.1	71.0	59.3
Undistributed loss from joint venture	0.3	0.4	1.1	1.2
Non-operating charges, net	(0.2)	-	18.6	-
EBITDA	283.8	229.5	849.6	657.4
Current income taxes	(90.5)	(50.3)	(261.4)	(183.2)
Interest expense less amortization	(28.0)	(23.6)	(69.4)	(57.8)
Undistributed loss from joint venture	(0.3)	(0.4)	(1.1)	(1.2)
Non-operating charges, net	0.2	-	(18.6)	-
Other adjustments to reconcile net income
to net cash provided by operating activities	81.8	3.6	(0.8)	(62.6)
Net cash provided by operating activities	$247.0	$158.8	$498.3	$352.6

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	6.6	8.6	24.4	26.9
Selling, general and administrative	16.6	15.2	50.9	48.8
	23.2	23.8	75.3	75.7

(6) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7) Represents EBITDA for the twelve months ended divided by interest expense for the twelve months ended.

(8) Represents Operating Cash Flow for the twelve months ended divided by interest expense for the twelve months ended.

(9) Represents debt divided by the total of debt and stockholders equity.